Exhibit 99.1

Greg Parker
Investor Relations
210/220-5632
or
Renee Sabel
Media Relations
210/220-5416

FOR IMMEDIATE RELEASE

JANUARY 25, 2012

CULLEN/FROST REPORTS 4th QUARTER, ANNUAL 2011 RESULTS

Annual earnings a record high

•	Assets top $20 billion
•	Steady profitability despite regulatory challenges
•	Capital ratios remain strong
•	Asset quality continues to improve

SAN ANTONIO – Cullen/Frost Bankers, Inc. today reported results for the fourth quarter and full year of 2011, as the Texas financial services leader posted record-high annual earnings, operating effectively in a challenging economic, regulatory and rate environment. For the first time, the company exceeded $20 billion in assets, which is a 50 percent increase over year-end 2007.

Cullen/Frost reported net income for the fourth quarter of 2011 of $55.4 million, or $.90 per diluted common share, compared to fourth quarter 2010 earnings of $53.1 million, or $.87 per diluted common share. For the fourth quarter of 2011, returns on average assets and equity were 1.12 percent and 9.74 percent respectively, compared to 1.18 percent and 9.96 percent for the same period of 2010.

The company also reported annual earnings for 2011 of $217.5 million, a rise of 4.2 percent over 2010 earnings of $208.8 million. On a per-share basis, 2011 earnings were $3.54 per diluted common share, an increase of 2.9 percent compared to the $3.44 per diluted common share reported in 2010. For the year, returns on average assets and equity were 1.17 percent and 10.01 percent respectively, compared to the 1.21 percent and 10.30 percent reported in 2010.

At the end of the fourth quarter of 2011, Cullen/Frost saw non-performing assets decline by $44.0 million from the fourth quarter of 2010 and $18.3 million from the previous quarter.

“I am pleased to report that in 2011Cullen/Frost achieved record annual earnings, demonstrating steady performance amid continued economic challenges and regulatory headwinds,” said Dick Evans, Cullen/Frost chairman and CEO. “It is a credit to our dedicated employees and strong value proposition that we were able to post record earnings. Although uncertainty about the economy and healthcare legislation continue to constrain the lending environment, we were able to maintain loans at the same level as in 2010. Deposits grew again this quarter, both from new business and consumer relationships as well as from existing customers. In this persistent low-rate environment, it was encouraging to see net interest income rise, as we were able to deploy some of our additional liquidity into the investment portfolio. Our capital levels remain very strong.

“Non-performing assets this quarter were down significantly from both the same period a year ago and the previous quarter. This is evidence of our credit disciplines. This quarter, we saw the best improvement in asset quality in the last eight quarters,” said Evans.

“The Texas economy continues to outpace the U.S., with growth in oil and gas energized by the Eagle Ford Shale. Even with stronger job growth and lower unemployment than the nation, uncertainty about the broader economy and the impact of regulation persists. Businesses have reduced debt but remain cautious about hiring or capital expenditures.

“As we have since the recession began, we are working to build new relationships and believe these new relationships form the foundation for future loan growth when confidence returns.”

Adding to high rankings Frost has received from J.D. Power and Associates, Greenwich Associates and Allegiance, in December Frost Bank received an A+ credit rating from Standard and Poor’s. The agency cited Frost’s “strong capital, excellent liquidity, consistent profitability and solid credit performance relative to peers,” reinforced by the company’s “conservative strategy and solid market position in Texas.” With this rating upgrade, Frost becomes one of the highest ranked financial institutions in the U.S., Evans noted.

“Financial services regulation poses challenges for our industry, but at Cullen/Frost, our value proposition is helping us take great care of customers while meeting our commitment to providing outstanding value to our shareholders, as shown by our consistent history of paying and increasing the dividend.

Evans said the company opened six new financial centers in 2011, including three in Houston, two in Austin and one in the Dallas region. In December 2011 the company announced the acquisition of Stone Partners, Inc., a Houston-based human resource consulting firm that will operate as a division of Frost Insurance.

“Our employees, as always, keep the Frost culture alive and thriving and make our company’s success possible. I am grateful for their loyalty and commitment to Frost.”

For the year ended December 31, 2011, average annual total loans were $8.0 billion, compared to $8.1 billion for the previous year. Average annual total deposits for 2011 rose to $15.2 billion, up 8.4 percent, or $1.2 billion, over the $14.0 billion reported in 2010. Net interest income on a taxable-equivalent basis increased to $642.1 million, up 4.2 percent over the $616.3 million reported a year earlier, reflecting the impact of the increasing volume of earning assets. For 2011, non-interest income was $290.0 million, compared to $282.0 million reported for 2010, while non-interest expense increased 4.2 percent over the previous year to $558.1 million.

Noted financial data for the fourth quarter:

•

Tier 1 and Total Risk-Based Capital Ratios for the Corporation at the end of the fourth quarter of 2011 were 14.38 percent and 16.24 percent, respectively and are in excess of well capitalized levels. The ratio of tangible common equity to tangible assets was 8.82 percent at the end of the fourth quarter of 2011, compared to 8.90 percent for the same quarter last year. The tangible common equity ratio, which is a non-GAAP financial measure, is equal to end of period shareholders’ equity less goodwill and intangible assets divided by end of period total assets less goodwill and intangible assets.

•

Net interest income on a taxable-equivalent basis for the fourth quarter totaled $165.3 million, compared to the $155.2 million reported for the fourth quarter of 2010. This increase primarily resulted from an increase in the average volume of earning assets and was partly offset by a decrease in the net interest margin. The net interest margin was 3.76 percent for the fourth quarter, compared to 3.93 percent for the fourth quarter of 2010 and 3.81 percent for the third quarter of 2011.

•

Non-interest income for the fourth quarter of 2011 was $67.7 million, down $2.6 million from the $70.3 million a year earlier. The Durbin Amendment negatively impacts non-interest income by approximately $5 million per quarter. In the fourth quarter, that impact was most evident in other income, which was down $3.4 million and in service charges on deposits, which were down $1.0 million. Positively impacting the quarter were several factors. Other charges, commissions and fees were $8.6 million, up $838,000 from the $7.8 million reported for the prior year’s fourth quarter, primarily relating to an increase in investment banking income. Insurance commissions and fees rose $673,000 to $7.5 million, from $6.8 million in the fourth quarter of 2010, with $459,000 of the increase resulting from benefit commissions. Trust fees were $17.6 million, up $233,000 compared to $17.4 million a year earlier. Impacting trust fees was a $427,000 increase in investment fees, which are generally assessed based on the market value of trust assets that are managed and held in custody. These values were $25.2 billion at the end of the fourth quarter of 2011, compared to $24.9 billion at December 31, 2010. Trust fees were offset, in part, by lower estate fees.

•

Non-interest expense for the fourth quarter of 2011 was $143.8 million, up $10.1 million from the $133.7 million for the fourth quarter of 2010. Salaries were up $5.4 million, or 8.9 percent, over the same quarter a year earlier as a result of normal annual merit and market increases, and increases in stock-based compensation expense and incentive compensation. Other expense was $36.4 million, a $5.6 million increase from the $30.9 million reported for the fourth quarter of 2010, primarily from a $2.4 million increase in brand marketing and advertising expense and a $2.0 million contribution to the Frost Charitable Foundation for donations. Furniture and equipment expense was $13.5 million, up $1.1 million mainly due to amortization expense for software upgrades. Offsetting these increases, in part, was a $2.1 million decrease in FDIC expense, compared to the same quarter in 2010. The decrease was related to a change in the deposit insurance assessment base and a change in the method by which the assessment rate is determined for large financial institutions.

•

For the fourth quarter of 2011, the provision for possible loan losses was zero, compared to net charge-offs of $5.3 million. For the fourth quarter of 2010, the provision for possible loan losses was $11.3 million, compared to net charge offs of $11.1 million. The allowance for possible loan losses as a percentage of total loans was 1.38 percent at December 31, 2011, compared to 1.56 percent at year-end 2010. Non-performing assets were $120.9 million at year-end, compared to $139.3 million the previous quarter, and $165.0 million at year-end 2010.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, January 25, 2012 at 10 am Central Time (CT) to discuss the results for the quarter and the year. The media and other interested parties are invited to access the call in a “listen only” mode at 800-944-6430. Digital playback of the conference call will be available after 12 pm CT until midnight Sunday, January 29, 2012 at 800-642-1687, with the Conference ID# of 43571634. The call will also be available by webcast on the company’s website, frostbank.com, and available for playback after 2 pm CT. After entering the website, go to “About Frost” on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $20.3 billion in assets at December 31, 2011, and more than 115 financial centers throughout Texas. One of 24 U.S. banks included in the KBW Bank Index, Frost provides a wide range of banking, investments and insurance services to businesses and individuals in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effects of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of the Corporation’s goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	The Corporation’s ability to attract and retain qualified employees.

•	Changes in the competitive environment in the Corporation’s markets and among banking organizations and other financial service providers.

•

The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of the Corporation’s vendors, internal control systems or information systems.

•	Changes in the Corporation’s liquidity position.

•	Changes in the Corporation’s organization, compensation and benefit plans.

•

The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	2011				2010
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$150,323	$145,361	$144,333	$141,759	$141,563
Net interest income(1)	165,340	160,579	159,509	156,638	155,221
Provision for loan losses	—	9,010	8,985	9,450	11,290
Non-interest income:
Trust fees	17,632	18,405	18,976	18,220	17,399
Service charges on deposit accounts	23,074	24,306	23,619	23,368	24,082
Insurance commissions and fees	7,450	9,569	7,908	10,494	6,777
Other charges, commissions and fees	8,634	8,134	8,478	8,759	7,796
Net gain (loss) on securities transactions	—	6,409	—	5	—
Other	10,870	12,394	11,811	11,487	14,224

Total non-interest income	67,660	79,217	70,792	72,333	70,278

Non-interest expense:
Salaries and wages	66,126	61,697	61,775	62,430	60,744
Employee benefits	12,574	12,004	13,050	15,311	12,458
Net occupancy	11,413	12,080	11,823	11,652	11,197
Furniture and equipment	13,454	13,106	12,628	12,281	12,335
Deposit insurance	2,773	2,583	2,598	4,760	4,918
Intangible amortization	1,052	1,108	1,107	1,120	1,217
Other	36,441	34,829	33,816	32,507	30,872

Total non-interest expense	143,833	137,407	136,797	140,061	133,741

Income before income taxes	74,150	78,161	69,343	64,581	66,810
Income taxes	18,736	23,654	13,657	12,653	13,759

Net income	$55,414	$54,507	$55,686	$51,928	$53,051

PER SHARE DATA
Net income – basic	$0.90	$0.89	$0.91	$0.85	$0.87
Net income—diluted	0.90	0.89	0.91	0.85	0.87
Cash dividends	0.46	0.46	0.46	0.45	0.45
Book value at end of quarter	37.27	36.69	35.54	34.25	33.74

OUTSTANDING SHARES
Period-end shares	61,264	61,245	61,245	61,242	61,108
Weighted-average shares—basic	61,154	61,137	61,094	61,018	60,772
Dilutive effect of stock compensation	54	102	297	316	176
Weighted-average shares—diluted	61,208	61,239	61,391	61,334	60,948

SELECTED ANNUALIZED RATIOS
Return on average assets	1.12%	1.15%	1.23%	1.19%	1.18%
Return on average equity	9.74	9.79	10.45	10.11	9.96
Net interest income to average earning assets(1)	3.76	3.81	3.95	4.03	3.93

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2011				2010
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$7,975	$8,036	$8,080	$8,081	$8,033
Earning assets	17,806	17,053	16,356	15,822	15,953
Total assets	19,579	18,825	18,170	17,678	17,855
Non-interest-bearing demand deposits	6,325	5,905	5,464	5,248	5,371
Interest-bearing deposits	9,804	9,524	9,379	9,221	9,264
Total deposits	16,129	15,429	14,843	14,469	14,635
Shareholders’ equity	2,258	2,209	2,137	2,083	2,114
Period-End Balance:
Loans	$7,995	$8,090	$8,068	$8,025	$8,117
Earning assets	18,498	17,728	16,710	16,160	15,806
Goodwill and intangible assets	539	540	541	541	542
Total assets	20,317	19,490	18,478	17,942	17,617
Total deposits	16,757	16,064	15,104	14,710	14,479
Shareholders’ equity	2,284	2,247	2,177	2,097	2,062
Adjusted shareholders’ equity(1)	2,036	2,003	1,974	1,943	1,907
ASSET QUALITY
($ in thousands)
Allowance for loan losses	$110,147	$115,433	$122,741	$124,321	$126,316
as a percentage of period-end loans	1.38%	1.43%	1.52%	1.55%	1.56%

Net charge-offs	$5,286	$16,318	$10,565	$11,445	$11,131
Annualized as a percentage of average loans	0.26%	0.81%	0.52%	0.57%	0.55%

Non-performing assets:
Non-accrual loans	$94,338	$110,178	$130,528	$123,811	$137,140
Foreclosed assets	26,608	29,114	30,822	30,892	27,810
Total	$120,946	$139,292	$161,350	$154,703	$164,950

As a percentage of:
Total loans and foreclosed assets	1.51%	1.72%	1.99%	1.92%	2.03%
Total assets	0.60	0.71	0.87	0.86	0.94
CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	14.38%	14.59%	14.37%	14.22%	13.82%
Total Risk-Based Capital Ratio	16.24	16.57	16.42	16.31	15.91
Leverage Ratio	8.66	8.82	8.94	8.99	8.68
Equity to Assets Ratio (period-end)	11.24	11.53	11.78	11.69	11.70
Equity to Assets Ratio (average)	11.53	11.73	11.76	11.78	11.84

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	Year Ended December 31
	2011	2010	2009	2008	2007
CONDENSED INCOME STATEMENTS
Net interest income	$581,776	$563,459	$536,679	$534,025	$518,737
Net interest income(1)	642,066	616,319	577,716	554,353	534,195
Provision for possible loan losses	27,445	43,611	65,392	37,823	14,660
Non-interest income:
Trust fees	73,233	68,428	67,268	74,554	70,359
Service charges on deposit accounts	94,367	98,796	102,474	87,566	80,718
Insurance commissions and fees	35,421	34,015	33,096	32,904	30,847
Other charges, commissions and fees	34,005	30,452	27,699	35,557	32,558
Net gain (loss) on securities transactions	6,414	6	(1,260)	(159)	15
Other	46,562	50,336	64,429	56,900	53,734

Total non-interest income	290,002	282,033	293,706	287,322	268,231

Non-interest expense:
Salaries and wages	252,028	239,589	230,643	225,943	209,982
Employee benefits	52,939	52,352	55,224	47,219	47,095
Net occupancy	46,968	46,166	44,188	40,464	38,824
Furniture and equipment	51,469	47,651	44,223	37,799	32,821
Deposit insurance	12,714	20,451	25,812	4,597	1,220
Intangible amortization	4,387	5,125	6,537	7,906	8,860
Other	137,593	124,207	125,611	122,717	123,644

Total non-interest expense	558,098	535,541	532,238	486,645	462,446

Income before income taxes	286,235	266,340	232,755	296,879	309,862
Income taxes	68,700	57,576	53,721	89,624	97,791

Net income	$217,535	$208,764	$179,034	$207,255	$212,071

PER SHARE DATA
Net income—basic	$3.55	$3.44	$3.00	$3.51	$3.59
Net income—diluted	3.54	3.44	3.00	3.50	3.57
Cash dividends	1.83	1.78	1.71	1.66	1.54
Book value	37.27	33.74	31.55	29.68	25.18

OUTSTANDING SHARES
Period-end shares	61,264	61,108	60,038	59,416	58,662
Weighted-average shares—basic	61,101	60,411	59,456	58,846	58,952
Dilutive effect of stock compensation	177	175	58	324	645
Weighted-average shares—diluted	61,278	60,586	59,514	59,170	59,597

SELECTED ANNUALIZED RATIOS
Return on average assets	1.17%	1.21%	1.14%	1.51%	1.63%
Return on average equity	10.01	10.30	9.78	13.11	15.20
Net interest income to average earning assets(1)	3.88	4.08	4.23	4.67	4.69

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	Year Ended December 31
	2011	2010	2009	2008	2007
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,043	$8,125	$8,653	$8,314	$7,464
Earning assets	16,769	15,333	13,804	11,868	11,340
Total assets	18,569	17,187	15,702	13,685	13,042
Non-interest-bearing demand deposits	5,739	5,024	4,259	3,615	3,524
Interest bearing deposits	9,484	9,024	8,161	6,916	6,689
Total deposits	15,223	14,048	12,420	10,531	10,213
Shareholders’ equity	2,172	2,028	1,831	1,580	1,395

Period-End Balance:
Loans	$7,995	$8,117	$8,368	$8,844	$7,769
Earning assets	18,498	15,806	14,437	13,001	11,556
Goodwill and intangible assets	539	542	547	551	558
Total assets	20,317	17,617	16,288	15,034	13,485
Total deposits	16,757	14,479	13,313	11,509	10,530
Shareholders’ equity	2,284	2,062	1,894	1,764	1,477
Adjusted shareholders’ equity(1)	2,036	1,907	1,740	1,626	1,484

ASSET QUALITY
($ in thousands)
Allowance for possible loan losses	$110,147	$126,316	$125,309	$110,244	$92,339
As a percentage of period-end loans	1.38%	1.56%	1.50%	1.25%	1.19%

Net charge-offs:	$43,614	$42,604	$50,327	$19,918	$18,406
As a percentage of average loans	0.54%	0.52%	0.58%	0.24%	0.25%

Non-performing assets:
Non-accrual loans	$94,338	$137,140	$146,867	$65,174	$24,443
Foreclosed assets	26,608	27,810	33,312	12,866	5,406

Total	$120,946	$164,950	$180,179	$78,040	$29,849
As a percentage of:
Total loans and foreclosed assets	1.51%	2.03%	2.14%	0.88%	0.38%
Total assets	0.60	0.94	1.11	0.52	0.22

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).